Exhibit 99.1

Investor Contact:	Media Contact:
W. Carl Whitmer	Michele M. Simpson
President and Chief Executive Officer	VP, Corporate Communications
or	(615) 467-1255
John M. Doyle
Chief Financial Officer
(615) 844-2747

IASIS HEALTHCARE EXECUTES REAL ESTATE TRANSACTION

AS PART OF LONG-TERM STRATEGIC GROWTH PLAN

FRANKLIN, Tennessee (August 14, 2013) – IASIS Healthcare® LLC (“IASIS”), a leading provider of high quality, affordable healthcare services, today announced the execution of a sale-leaseback agreement with Medical Properties Trust, Inc., (“MPT”), the healthcare real estate investment trust (“REIT”) that currently owns property associated with another IASIS facility. This new agreement involves the land and buildings associated with Glenwood Regional Medical Center (“Glenwood”) in West Monroe, LA; Mountain Vista Medical Center (“Mountain Vista”) in Mesa, AZ; and The Medical Center of Southeast Texas (“Medical Center”) in Port Arthur, TX.

The transaction is expected to generate $281.3 million in proceeds, which IASIS plans to use in a variety of strategic initiatives aimed at, among other things, growth in existing markets and expansion into new markets. After the transaction, IASIS will continue to own and operate the business of these three hospitals, but will lease the land and the buildings associated with these facilities from MPT at attractive, long-term lease rates.

“The access to capital and low interest rates available currently to companies like ours is somewhat unprecedented and has created an exceptionally attractive financing opportunity that will allow us to transition capital currently locked up in our real estate to cash on hand, which we can put toward our mission of improving the quality of life for the communities we serve,” said IASIS Healthcare President and Chief Executive Officer Carl Whitmer. “Consistent with the recently announced divestiture of our Florida operations, this asset management financing transaction will help position our company to take advantage of both current and future strategic growth opportunities.”

Whitmer continued, “There will be no changes for the Glenwood, Mountain Vista and Medical Center staff, physicians, patients or communities as a result of the sale-leaseback transaction. Instead, we will have even greater ability to invest in new growth opportunities and to increase competition for the benefit of the patients we serve in these three thriving communities, as we proudly have been doing now for many years.”

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IASIS Healthcare Executes Real Estate Transaction

August 14, 2013

The long-term lease agreements between IASIS and MPT provide for attractive rates, terms and renewal options. IASIS and MPT expect there will be opportunities for future expansion at each of the facilities. The agreement also includes a right-of-first refusal clause that gives IASIS the opportunity to repurchase any and all assets, should MPT decide to sell. Additionally, IASIS and MPT have agreed to an amendment at IASIS’ Pioneer Valley Hospital in West Valley City, Utah, that reduces the rent, provides for $2 million in capital improvement projects funded by MPT and extends the term of the lease to 15 years. Subject to customary closing approvals and conditions, the transaction is expected to close prior to fiscal year end.

About IASIS Healthcare

IASIS Healthcare, located in Franklin, Tennessee, is a leading provider of high quality, affordable healthcare services in urban and suburban markets. With total annual net revenue of approximately $2.4 billion, IASIS owns and operates 19 acute care hospitals, one behavioral health hospital, several outpatient service facilities, more than 160 physician clinics, and Medicaid and Medicare managed health plans in Arizona and Utah that serve more than 176,000 members. IASIS’ healthcare facilities offer a variety of access points for convenient patient care in numerous regions across the U.S., including: Salt Lake City, Utah; Phoenix, Arizona; Tampa-St. Petersburg, Florida; five cities in Texas, including Houston and San Antonio; Las Vegas, Nevada; and West Monroe, Louisiana. For more information on IASIS, please visit the Company’s Web site at www.iasishealthcare.com.

Some of the statements we make in this press release are forward-looking within the meaning of the federal securities laws, which are intended to be covered by the safe harbors created thereby. Those forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief or expectations including, but not limited to, future financial and operating results, the Company’s plans, objectives, expectations and other statements that are not historical facts. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results in future periods to differ materially from those anticipated in the forward-looking statements. These risk factors and uncertainties are more fully described in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012, and other filings with the Securities and Exchange Commission.

Although we believe that the assumptions underlying the forward-looking statements contained in this press release are reasonable, any of these assumptions could prove to be inaccurate, and, therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, you should not regard the inclusion of such information as a representation by the Company or any other person that our objectives and plans will be achieved. We undertake no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

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